Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Prospectus of our report dated November 18, 2022, relating to the consolidated financial statements of Pineapple Financial Inc. as at August 31, 2022 and 2021, and for each of the years in the two year period ended August 31, 2022 and 2021, which appears in Pineapple Financial Inc.’s Prospectus filed with the Securities and Exchange Commission on November 23, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement (Form S-1).

May 16, 2023	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants